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                                                                     Exhibit 5.1

             [LETTERHEAD OF CHRISMAN BYNUM & JOHNSON APPEARS HERE]

October 3, 1997


ImageMatrix Corporation
400 S. Colorado Boulevard, Suite 500
Denver, CO  80222

Ladies and Gentlemen:

We have acted as counsel to ImageMatrix Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 1,500,000 shares (the "Shares") of common stock of the Company, no par value ("Common Stock"), consisting of 1,500,000 shares underlying warrants to purchase Common Stock ("Warrants"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, Bylaws, and minutes of meetings of the Company's Board of Directors.

Based upon the foregoing, and assuming that the Shares will be issued and sold in accordance with the Registration Statement at a time when effective, we are of the opinion that, upon issuance of the Shares and receipt of the consideration to be paid for the Shares, as applicable, the shares of Common Stock to be issued upon the exercise of the Warrants in accordance with their terms at a time when the Registration Statement is effective, will be validly issued, fully paid and non-assessable securities of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

/s/ Chrisman, Bynum & Johnson, P.C.

CHRISMAN, BYNUM & JOHNSON, P.C.